Exhibit 99.1
Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

Tidewater Provides Update on Sonatide Joint Venture

NEW ORLEANS, March 12, 2012 -- Tidewater Inc. (NYSE:TDW) announced today the following update with respect to its negotiations with Sonangol, the national oil company of Angola, regarding Sonatide, the joint venture between Sonangol and Tidewater through which Tidewater markets its boat services to energy companies for operation in the waters offshore Angola. Tidewater has a 49% ownership interest in Sonatide.

The Company has previously announced that its Sonatide joint venture agreement with Sonangol expires on March 31, 2012. The Company has from time to time provided updates regarding the status of its continuing negotiations with Sonangol to put its Sonatide joint venture on a more permanent footing after a number of temporary extensions of the original joint venture agreement. In February 2012, members of Tidewater’s senior management group met in Angola with their counterparts from Sonangol to make further progress in the negotiations. In the course of negotiations, Sonangol introduced additional or modified contract expectations. Tidewater responded to these expectations by presenting a revised proposal that is under consideration by Sonangol. Recently, however, Sonangol advised that it may not be in a position to provide its response to Tidewater’s revised proposal until late March. At the same time, Sonangol advised Tidewater that it would not consider further vessel contracting activity by Sonatide until the joint venture negotiations have been resolved to the parties’ mutual satisfaction. The effect of this development is that, at least for the time being, Sonatide will not be able to pursue new charters or charter extensions with customers in the Angolan market.

The Company has no information as to whether Sonangol will provide a response that will allow for the continuation of fruitful negotiations between the parties. Given these unexpected developments, the Company has begun the process of evaluating the potential movement of its vessels currently dedicated to work in Angola to other markets, where there is strong demand for Tidewater’s vessels and services. While there would be costs associated with any such redeployment, Tidewater believes that such a course is preferable to entering into a new joint venture agreement that would contain terms that would not be in the best interests of Tidewater and its stockholders. Further, the Company expects that, if necessary, Tidewater vessels operating in Angola could be transitioned to other markets over some reasonable period, particularly given that a number of Sonatide’s charterparty agreements with customers extend beyond March 31, 2012. In the meantime, the Company will continue to await further word from Sonangol in the hopes that it can still reach a mutually advantageous joint venture agreement that will continue the historical commercial relationship that has served Tidewater, Sonangol, and numerous other energy companies that operate offshore Angola extremely well for years.

Sonatide, utilizing both vessels owned by the joint venture and vessels chartered from Tidewater, is currently the largest operator of offshore support vessels in Angola. As previously disclosed, more Tidewater vessels are deployed in Angola and more revenue is derived from its operations in Angola than in or from any of Tidewater’s other countries of operation. For the three month period ended December 31, 2011, Tidewater’s Angolan operations generated approximately 23% of its consolidated vessel revenue.

Tidewater Inc. owns 356 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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